Exhibit 99.1

Immediate

Wayne R. Weidner - (610) 369-6282





            NATIONAL PENN BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE

BOYERTOWN, PA., January 28, 2004 -- National Penn Bancshares, Inc. announced today that its Board of Directors had approved an agreement to purchase 124,100 shares of National Penn stock from John W. Jacobs, a director of the company. Mr. Jacobs previously announced that he will retire from the Board at the end of his current term, which expires in April at National Penn's 2004 Annual Meeting of Shareholders. Mr. Jacobs is selling these shares in order to diversify his assets.

The purchase of Mr. Jacobs' shares is pursuant to National Penn's stock repurchase program, authorized by the Board of Directors September 24, 2003. Under the repurchase program, National Penn is authorized to repurchase, from time to time, in market or negotiated transactions, up to 1,000,000 shares of its common stock. After the purchase of Mr. Jacobs' shares, 718,000 authorized shares remain under the repurchase program. The agreement, which was effective January 26, 2004, provides for the purchase of Mr. Jacobs' shares at the closing price on January 26, 2004.

National Penn Bancshares, Inc. (Nasdaq: NPBC) is a $3.5 billion company operating 66 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService and HomeTowne Heritage Bank Divisions. Trust and investment management services are provided through Investors Trust Company and FirstService Capital; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; insurance services are provided through FirstService Insurance Agency; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.





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